Exhibit 99.1

SWISHER ANNOUNCES RESULTS FOR THE THREE AND SIX MONTHS
ENDED JUNE 30, 2015

CHARLOTTE, NC – August 10, 2015 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH), a leading service provider of essential hygiene and sanitizing solutions, announced today results for the three and six months ended June 30, 2015.  All amounts in this news release are in United States dollars.

Second Quarter 2014 Highlights

●
Total revenue of $44.8 million for the second quarter of 2015, a 10.3% decrease compared to the second quarter of 2014.  Excluding revenue related to linen assets sold and held for sale, revenue for the second quarter of 2015 was down 6.8% from the prior-year period.

●
Adjusted EBITDA loss of $3.5 million for the second quarter of 2015, based on a net loss from operations of $7.7 million, as compared to an Adjusted EBITDA loss of $2.1 million for the second quarter of 2014, based on a net loss from continuing operations of $15.1 million. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

●	Basic and diluted loss per share of $0.43 for the second quarter of 2015, compared to basic and diluted loss per share of $0.86 in the second quarter of 2014.

“Clearly we still face near term challenges in the improvement of our overall cost structure, integration of the prior acquisitions and achieving positive revenue growth year over year,” said William M. Pierce, President and Chief Executive Officer of Swisher. “However, we continue to pursue progress toward new customer wins, large customer sales opportunities and an improved operating structure. We remain committed to the success of our operating plan.”

Second Quarter 2015 Results

For the three months ended June 30, 2015, Swisher reported total revenue of $44.8 million, a 10.3% decrease from $50.0 million in the three months ended June 30, 2014.  Excluding revenue related to linen assets sold and held for sale, revenue for the second quarter of 2015 was down 6.8% from the prior-year period.

Total costs and expenses for the three months ended June 30, 2015 decreased 18.2% to $52.9 million, compared to $64.7 million in the three months ended June 30, 2014.

For the three months ended June 30, 2015 and 2014, respectively:

	Q2 2015	Q2 2014
Cost of sales as a % of revenue	46.2%	46.0%
Route expense as a % of revenue 1	26.1%	25.4%
SG&A expense as a % of revenue	35.4%	34.2%
SG&A expense (excluding unusual expenses) as a % of revenue	35.4%	34.2%

1 Represents route expenses as a percentage of total non-franchise revenue.

Cost of sales declined $2.3 million, or 9.9%, from the prior-year period.  Route expense declined $1.0 million, or 7.7%, from the prior-year period.  SG&A expense (excluding unusual expenses, which consists of non-routine professional fees and investigation and review-related expenses) declined $1.3 million, or 7.4%, from the prior-year period.

The increase in cost of sales as a percentage of revenue from the prior-year period primarily reflects the impact of exiting the linen business, partially offset by cost efficiencies. The increase in route expenses as a percentage of revenue from the prior-year period primarily reflects the decline in second quarter 2015 revenue.  SG&A expenses (excluding unusual expenses) as a percentage of revenue increased from the prior-year period as a result of the decline in second quarter 2015 revenue and an increase in professional fees, partially offset by a decrease in compensation.

Net loss for the three months ended June 30, 2015 was $7.7 million, compared to net loss of $15.1 million in the three months ended June 30, 2014.

Adjusted EBITDA loss for the three months ended June 30, 2015 was $3.5 million, compared to an Adjusted EBITDA loss of $2.1 million in the three months ended June 30, 2014.

Six Months 2014 Results

For the six months ended June 30, 2015, Swisher reported total revenue of $88.7 million, a 9.7% decrease from $98.3 million in the six months ended June 30, 2014.  Excluding revenue related to linen assets sold and held for sale, revenue for the first six months of 2015 was down 6.5% from the prior-year period.

Total costs and expenses for the six months ended June 30, 2015 decreased 16.2% to $105.6 million, compared to $126.0 million in the six months ended June 30, 2014.

For the six months ended June 30, 2015 and 2014, respectively:

	YTD 2015	YTD 2014
Cost of sales as a % of revenue	45.9%	45.6%
Route expense as a % of revenue 1	26.4%	25.6%
SG&A expense as a % of revenue	36.5%	37.6%
SG&A expense (excluding unusual expenses) as a % of revenue	36.0%	37.3%

1 Represents route expenses as a percentage of total non-franchise revenue.

Cost of sales declined $4.1 million, or 9.2%, from the prior-year period.  Route expense declined $1.6 million, or 6.6%, from the prior-year period.  SG&A expense (excluding unusual expenses) declined $4.8 million, or 13.0%, from the prior-year period.

The increase in cost of sales as a percentage of revenue from the prior-year period primarily reflects the impact of exiting the linen business, partially offset by cost efficiencies.  The increase in route expenses as a percentage of revenue from the prior-year period primarily reflects the decline in second quarter 2015 revenue. SG&A expenses (excluding unusual expenses) as a percentage of revenue declined from the prior-year period primarily due to a reduction in compensation, partially offset by the decline in revenue from 2014.

Net loss for the six months ended June 30, 2015 was $16.5 million, compared to net loss of $28.9 million in the six months ended June 30, 2014.

Adjusted EBITDA loss for the six months ended June 30, 2015 was $7.3 million, compared to an Adjusted EBITDA loss of $7.3 million in the six months ended June 30, 2014.

Cash and Capital Resources

As of June 30, 2015, Swisher had $1.7 million of unrestricted cash and cash equivalents on its balance sheet and $3.5 million in outstanding debt, as well as $6.3 million in availability under its revolving credit facility.  During the second quarter of 2015, Swisher Hygiene repaid $1.1 million of outstanding debt.

Conference Call

Swisher will host a conference call to discuss second quarter 2015 results. The Conference call date, time and dial in information will be forthcoming.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures.  In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures such as “Adjusted EBITDA” in assessing Swisher’s operating performance. Swisher believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Swisher defines Adjusted EBITDA as net loss excluding the impact of income taxes, goodwill impairment, depreciation and amortization expense, impairment on assets held for sale, investigation and review related expenses, non-routine professional fees, net interest expense, foreign currency, gain on sale of assets held for sale, stock based compensation, and severance.

Swisher presents Adjusted EBITDA because the Company considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of its results. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Swisher’s core operating performance.  Swisher includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.  Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or cash flows from operating activities as determined in accordance with GAAP. Additionally, Swisher’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, Swisher is required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.  Accordingly, the following is a reconciliation of Adjusted EBITDA to Swisher’s net losses for the three and six months ended June
30, 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(7,694)	$(15,147)	$(16,521)	$(28,939)
Income tax expense (benefit)	(5)	(60)	23	(23)
Depreciation and amortization expense	4,530	5,175	9,120	10,533
Interest expense, net	103	142	197	216
Foreign currency	100	85	171	100
Stock-based compensation	99	515	208	1,011
Severance	50	392	108	798
Investigation and review-related expenses	-	-	456	225
Non-routine professional fees	-	-	-	-
Impairment loss and (gain) on assets held for sale	(858)	960	(1,190)	2,989
Impairment loss on goodwill impairment and intangibles	166	5,821	166	5,821
Adjusted EBITDA	$(3,509)	$(2,117)	$(7,262)	$(7,269)

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release and on the conference call constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to Swisher including information obtained by Swisher from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release and on the conference call are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com, and Swisher’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release and on the conference call is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ listed service company delivering essential hygiene and sanitizing solutions to customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.  These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with consumable products such as detergents, cleaning chemicals, soap and hand sanitizers, paper and specialty products.  Most of these offerings are coupled with the rental and servicing of dish machines, dispensing equipment and additional services such as the cleaning of restrooms and other facilities. EPA-registered disinfectants that meet the Centers for Disease Control and Prevention’s guidelines are also offered to assist customers with their need to disinfect environmental surfaces that may harbor specific viruses. Swisher is committed to service excellence, as what Swisher does matters to thousands of customers on a daily basis, helping to create the cleanest and healthiest environments.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact :
Amy Simpson
Phone: (704) 602-7116

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Products	$40,160	$44,780	$79,423	$88,021
Services	4,398	4,809	8,727	9,503
Franchise and other	276	366	526	726
Total revenue	44,834	49,955	88,676	98,250

Costs and expenses
Cost of sales (exclusive of route expenses and related depreciation and amortization)	20,706	22,973	40,668	44,785
Route expenses	11,630	12,598	23,321	24,961
Selling, general, and administrative expenses	15,858	17,134	32,370	36,904
Depreciation and amortization	4,530	5,175	9,120	10,533
Impairment loss on assets held for sale	-	960	-	2,989
Impairment loss on goodwill and intangibles	166	5,821	166	5,821
Total costs and expenses	52,890	64,661	105,645	125,993
Loss from operations	(8,056)	(14,706)	(16,969)	(27,743)

Other income (expense), net	357	(501)	471	(1,219)
Net loss before income taxes	(7,699)	(15,207)	(16,498)	(28,962)
Income tax (expense) benefit	5	60	(23)	23
Net loss	(7,694)	(15,147)	(16,521)	(28,939)

Comprehensive loss
Foreign currency translation adjustment	8	16	(19)	1
Comprehensive loss	$(7,686)	$(15,131)	$(16,540)	$(28,938)

Loss per share (1)
Basic and diluted	$(0.43)	$(0.86)	$(0.93)	$(1.64)

Weighted-average common shares used in the computation of loss per share (1)
Basic and diluted	17,753,691	17,703,886	17,751,962	17,696,221

(1)	All outstanding share amounts and computations using such amounts have been retroactively adjusted to reflect the June 3, 2014 one-for-ten reverse stock split.

 SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,
	2015	December 31,
	(Unaudited)	2014
Current assets
Cash and cash equivalents	$1,672	$7,233
Restricted cash	231	231
Accounts receivable (net of allowance for doubtful accounts of approximately $0.9 million at June 30, 2015 and $1.0 million at December 31, 2014)	16,024	18,751
Inventory, net	13,592	15,426
Deferred income taxes	497	534
Other assets	3,367	2,525
Total current assets	35,383	44,700
Property and equipment, net	32,162	37,037
Other intangibles, net	5,471	6,654
Customer relationships and contracts, net	19,585	22,792
Other noncurrent assets	1,725	2,015
Total assets	$94,326	$113,198

Current liabilities
Accounts payable	$10,763	$13,627
Accrued payroll and benefits	2,806	3,467
Accrued expense	7,741	7,122
Long-term debt and obligations due within one year	1,935	1,884
Line of credit	611	-
Total current liabilities	23,856	26,100
Long-term debt and obligations	931	1,185
Deferred income taxes	558	558
Other long-term liabilities	4,028	4,065
Total noncurrent liabilities	5,517	5,808

Equity
Preferred stock, par value $0.001, authorized 10,000,000 shares; no shares issued and outstanding at June 30, 2015 and December 31, 2014	-	-
Common stock, par value $0.001, authorized 600,000,000 shares; 17,622,216 shares and 17,612,278 shares issued and outstanding at June 30, 2015 and December 31, 2014 (1)	18	18
Additional paid-in capital (1)	390,145	389,942
Accumulated deficit	(323,884)	(307,363)
Accumulated other comprehensive loss	(1,326)	(1,307)
Total equity	64,953	81,290
Total liabilities and equity	$94,326	$113,198

(1)	All outstanding share amounts and computations using such amounts have been retroactively adjusted to reflect the June 3, 2014 one-for-ten reverse stock split.